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                     January 18, 2023

       Gregory Simon
       Chief Executive Officer
       Intelligent Medicine Acquisition Corp.
       9001 Burdette Rd.
       Bethesda, MD 20817

                                                        Re: Intelligent
Medicine Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 4,
2023
                                                            File No. 001-41024

       Dear Gregory Simon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              R. William Burns, Esq.